FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-89355
(To Prospectus dated March 12, 2002)



                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (sm) Trust

     This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

     The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                 Name of Company(1)(2)                   Ticker        Amounts       Market
     -----------------------------------------------    --------      ---------   ------------
     Affymetrix, Inc.                                     AFFX            4           NASDAQ
     Alkermes, Inc.                                       ALKS            4           NASDAQ
     Amgen Inc.                                           AMGN          64.48         NASDAQ
     Applera Corporation--Applied Biosystems Group*        ABI            18            NYSE
     Applera Corporation--Celera Genomics Group*           CRA             4            NYSE
     Biogen, Inc.                                         BGEN           13           NASDAQ
     Chiron Corporation                                   CHIR           16           NASDAQ
     Enzon, Inc.                                          ENZN            3           NASDAQ
     Genentech, Inc.                                      DNA            44            NYSE
     Genzyme Corporation                                  GENZ           14           NASDAQ
     Gilead Sciences, Inc.                                GILD           16           NASDAQ
     Human Genome Sciences, Inc.                          HGSI            8           NASDAQ
     ICOS Corporation                                     ICOS            4           NASDAQ
     IDEC Pharmaceuticals Corporation                     IDPH           12           NASDAQ
     MedImmune, Inc.                                      MEDI           15           NASDAQ
     Millennium Pharmaceuticals, Inc.                     MLNM           12           NASDAQ
     QLT Inc.                                             QLTI            5           NASDAQ
     Sepracor Inc.                                        SEPR            6           NASDAQ
     Shire Pharmaceuticals Group p.l.c.                  SHPGY         6.8271         NASDAQ
     -----------------------

     * The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.